Laboratory Corporation of Americar Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171

FOR IMMEDIATE RELEASE


Contact:  336-436-4855          Shareholder Direct:     800-LAB-0401
          Pamela Sherry                                 www.labcorp.com



STANDARD & POOR'S RAISES LABCORP-REGISTERED TRADEMARK-  CREDIT
RATING TO INVESTMENT GRADE

Two Level Upgrade Reflects Solid Operating Performance and Continuing Positive Trends



Burlington, NC, November 10, 2000 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-)
(NYSE: LH) announced today that Standard & Poor's has upgraded its corporate credit and bank loan ratings for LabCorp two levels, from BB+ to BBB.

"We are pleased that Standard & Poor's has increased LabCorp's corporate rating to investment-grade," said Thomas P. Mac Mahon, chairman and chief executive officer of LabCorp. "Our strategic plan to leverage LabCorp's national presence with our genomic strategy directly contributed to our achievement of this improved financial ranking."

Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory with annual revenues of $1.7 billion in 1999. With 18,000 employees and over 100,000 clients nationwide, the Company offers more than 2,000 clinical tests ranging from simple blood analyses to sophisticated molecular diagnostics. LabCorp leverages its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park (RTP), North Carolina, develops applications for polymerase chain reaction
(PCR) technology and its National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive PCR methods for testing hepatitis C and other infectious agents. Its Center for Occupational Testing in RTP is one of the world's largest substance abuse testing facilities, and the Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 1999 and subsequent SEC filings.